UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SEAGATE TECHNOLOGY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On September 18, 2009, Seagate Technology (“Seagate” or the “Company”) filed a Definitive Proxy Statement for the 2009 Annual General Meeting of Shareholders of Seagate (the “2009 AGM”) to be held on October 28, 2009 (the “Proxy Statement”), which contains a proposal to approve a possible stock option exchange program for employees other than the Company’s executive officers subject to the restrictions under Section 16 of the Securities Exchange Act of 1934, as amended, and directors (the “Stock Option Exchange Program”), which will be submitted to shareholders at the 2009 AGM.  In connection with the Stock Option Exchange Program, we are providing the following documents:

(a)   an email from Joy L. Nyberg, Vice President, Human Resources, of the Company,  to all employees dated September 18, 2009, regarding the Stock Option Exchange Program; and

(b)   a list of Frequently Asked Questions sent to all employees on September 18, 2009 regarding the Stock Option Exchange Program; and

(c)   a presentation to investors, “Option Exchange Overview”, first disseminated by the Company on September 18, 2009.

Neither the Proxy Statement nor the communications and presentations attached as exhibits to this Schedule 14A constitute an offer to holders of the Company’s outstanding stock options to exchange those options. The Stock Option Exchange Program will only be commenced, if at all, if the Company’s shareholders approve the Stock Option Exchange Program.

The Stock Option Exchange Program has not yet commenced. Seagate will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) upon the commencement of the Stock Option Exchange Program. Option holders should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Stock Option Exchange Program.

Seagate shareholders and option holders will be able to obtain the written materials described above and the other documents filed by Seagate with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, shareholders and option holders may obtain free copies of the documents filed by Seagate with the SEC by directing a written request to: Seagate Technology, 920 Disc Drive, Scotts Valley, California, 95066, Attention: Investor Relations.

2

Exhibit A	Email from Joy L. Nyberg, Vice President, Human Resources, of the Company, to all employees dated September 18, 2009, regarding the Stock Option Exchange Program.

Exhibit B	List of Frequently Asked Questions sent to all employees on September 18, 2009 regarding the Stock Option Exchange Program.

Exhibit C	Presentation to investors, “Option Exchange Overview”, first disseminated by the Company on September 18, 2009.

3

Exhibit A

General Announcement

Employee Stock Option Exchange Program — Update September 18, 2009

In Steve Luczo’s August 24, 2009 Special Report, it was communicated that Seagate’s Board of Directors approved a proposal for a possible “stock option exchange program”.  This Program would allow employees to voluntarily exchange their eligible “underwater” stock options for a lesser number of options priced as of the date of the grant.

The Stock Option Exchange Program proposal, that requires shareholder approval, has now been updated in the 2009 definitive proxy statement filed by Seagate with the Securities and Exchange Commission (“SEC”) on September 18, 2009.  The stock option eligibility and exchange ratios described in the definitive proxy statement were updated from the preliminary proxy statement as a result of the increase in Seagate’s stock price. However, the final terms of the Stock Option Exchange Program will not be known unless and until the Stock Option Exchange Program is launched.

Should this proposal be approved by the shareholders on October 28, 2009, we will communicate more about the details of the Stock Option Exchange Program as soon as possible. In the meantime, you can learn more about this proposal by reading the definitive proxy statement filed with the SEC and through the set of Frequently Asked Questions (“FAQs”).

Please be aware that even if the shareholders approve the Employee Stock Option Exchange Program:

•                  Should the stock price increase to a level where an option exchange program may not have the desired impact for shareholders or employees, we may choose to not implement the Program.

•                  The estimated exchange ratios and eligibility disclosed in the definitive proxy statement may change if Seagate’s stock price changes.

•                  The Board of Directors will decide whether to implement the Program.

You do not need to do anything at the moment, although I encourage you to read the definitive proxy statement and the FAQs if you have any questions.  If the Option Exchange Program is launched, participation in the Program is voluntary.  Seagate, its Management and Human Resources cannot give advice on whether you should or should not participate in the Option Exchange Program.  We will direct you to published materials where you can learn more about the Stock Option Exchange Program if and when it is implemented.

Thank you.

Joy Nyberg

Vice President, Human Resources

September 18, 2009

More information on Seagate:

» Definitive Proxy Statement

» FAQs

Important Legal Information

This communication does not constitute an offer to holders of the Company’s outstanding stock options to exchange those options.  The Stock Option Exchange Program will only be commenced, if at all, if the Company’s shareholders approve the Stock Option Exchange Program.

The Stock Option Exchange Program described in this communication has not yet commenced. Seagate will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) if and when the Stock Option Exchange Program commences. Even if shareholder approval is obtained, the Company may decide not to implement the Program. Option holders should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Stock Option Exchange Program.

Seagate shareholders and option holders will be able to obtain the written materials described above and the other documents filed by Seagate with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, shareholders and option holders may obtain free copies of the documents filed by Seagate with the SEC by directing a written request to: Seagate Technology, 920 Disc Drive, Scotts Valley, California, 95066, Attention: Investor Relations.

Exhibit B

Employee Stock Option Exchange Program Frequently Asked Questions

September 18, 2009

1.              Why is Seagate submitting an option exchange program for shareholder approval in October?

Many employees hold a significant amount of stock options that are both underwater and approaching expiration.  As a result, these stock options do not hold employee motivational or retention value.  If approved, the Stock Option Exchange Program will allow us the opportunity to address this issue, and increase the motivational and retention value of our stock program with no significant increase in cost to the company.

2.              Why do we need shareholder approval?

Our Stock Compensation Plans state that Seagate must receive shareholder approval to provide an option exchange program.

3.              When is the Program likely to be implemented?

If the Program were to be implemented it would occur within 12 months of receiving a positive vote at the shareholders meeting on October 28, 2009.  The timing of any implementation would be designed to make the greatest possible number of underwater options eligible for the exchange. However, under the terms of the Program, only options that have a grant price above the eligibility price set by the Board of Directors, which will be at or above the 52-week high stock price at the commencement of the option exchange, will be eligible for the exchange.  In other words, should the stock price increase to a level where an option exchange program may not have the desired impact for shareholders or employees, we may choose to not implement the Program.

4.              How will we find out the details of the Option Exchange Program?

You may read Seagate’s definitive proxy statement filed with the SEC.  If the Program is approved by shareholders in October, an update will be provided to employees following the shareholder meeting. Note that the ratios and eligibility disclosed in the definitive proxy statement may change if Seagate’s stock price changes.  You will not need to do anything until the Option Exchange Program is implemented.  At that time you will be directed to review a Tender Offer Statement that describes the details of the Option Exchange Program.

5.              If an option exchange program is launched, who will be eligible to participate?

All active employees who hold eligible underwater options and who are in countries where tax and legal requirements make participation practical (as determined by Seagate) will be eligible.

6.              Will executives participate in the Program?

Members of Seagate’s Board of Directors and SEC Section 16b executives are not eligible to participate.  Seagate Legal has defined the SEC Section 16b executives as follows:  Stephen J. Luczo, Patrick J. O’Malley, Robert W. Whitmore, William D. Mosley, D. Kurt Richarz, Terence Cunningham, Douglas DeHaan, Kenneth M. Massaroni and David Z. Anderson.

7.              What are the terms of the Option Exchange Program?

If approved and implemented, employees will be able to voluntarily exchange their eligible underwater stock options for a fewer number of new stock options with a grant priced at the fair market value on the day the new stock options are granted.  The new stock option will have a new vesting schedule and term, which is discussed in the definitive proxy statement and will be described in detail in the Tender Offer Statement if and when Seagate implements the Option Exchange Program.

8.              Does this Program indicate a lack of confidence about our stock price growing in the future?

No.  We are confident that Seagate will emerge from the current economic downturn.  If approved by shareholders, offering a stock option exchange will provide additional motivation and retention value to our employees to make Seagate successful.  However, as noted above, should the stock price increase to a level where an option exchange program may not have the desired impact for shareholders or employees, we may choose to not implement the Program.

9.              May I talk to my Manager or Human Resources to learn more about the Option Exchange Program?

If an option exchange program is launched, participation in the Option Exchange Program would be voluntary. Seagate, its Management and Human Resources cannot give advice on whether you should or should not participate in the option exchange.  We will direct you to published materials where you can learn more about the Option Exchange Program if and when it is implemented.

Important Legal Information

This communication does not constitute an offer to holders of the Company’s outstanding stock options to exchange those options.  The Stock Option Exchange Program will only be commenced, if at all, if the Company’s shareholders approve the Stock Option Exchange Program.

The Stock Option Exchange Program described in this communication has not yet commenced. Seagate will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) if and when the Stock Option Exchange Program commences. Even if shareholder approval is obtained, the Company may decide not to implement the Program. Option holders should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Stock Option Exchange Program.

Seagate shareholders and option holders will be able to obtain the written materials described above and the other documents filed by Seagate with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, shareholders and option holders may obtain free copies of the documents filed by Seagate with the SEC by directing a written request to: Seagate Technology, 920 Disc Drive, Scotts Valley, California, 95066, Attention: Investor Relations.

Exhibit C

Option Exchange Overview Shareholder Meeting: October 28, 2009 Pat O’Malley Chief Financial Officer

Proxy Proposal 2 Approval of an employee option exchange program 16b Officers and Directors are ineligible Options granted less than one year from date of exchange are ineligible Options priced below the 52 week high are ineligible Voluntary exchange - - employees must choose to participate New options will be granted out of the total pool surrendered and any remaining surrendered options will be cancelled and not available for reissue, reducing overhang Option exchange is intended to be “value-for-value” - - the value of the new options granted will be approximately equal to the value of the options surrendered Vesting will be reset for the new options granted - - 3 year vesting period with 3 month cliff and monthly vesting thereafter The Board will determine whether to initiate exchange offer; may do so anytime during the 12 months following shareholder approval Option Exchange Overview

Why are we asking shareholders to approve a stock exchange? Underwater stock options do not motivate and retain employees who are essential to our success Approximately 6,200 employees* are holding 50.2 million shares of which 54% are underwater based on a stock price of $13.68 on September 4, 2009 Underwater Shares: Weighted average exercise price: $20.68 Weighted average remaining vesting: 1.2 years Weighted average remaining term: 3.9 years Seagate employees are and will continue to be in high demand - - motivating and retaining our employees is critical to our competitiveness Reduce overhang from 16.3% to as low as 14.2% Assuming all eligible options are exchanged, approximately 10.6 million options would be retired (based on a threshold exchange price of $19.00 per share) Seagate is not currently planning to ask for additional shares to be added to the equity pool for FY2011 * Excludes Directors and 16b Officers 3 Option Exchange Overview

Proposed Exchange Ratios* 4 * The exchange ratios set out above were established based on an estimated price per common share at the time of the commencement of the Option Exchange of $16.00, and are generally intended to make the exchange of options in the Option Exchange approximately ‘‘value-for-value’’ such that (1) the value of the new options to be granted will be approximately equal to the value of the options being surrendered and (2) to result in minimal additional compensation expense to Seagate. The ratios and eligibility may change if Seagate’s share price changes. If the Option Exchange is approved, the eligible range of share exercise prices and exchange ratios will be determined at the time the Option Exchange commences. ** Excludes otherwise eligible options held by 16b Officers and Directors Exercise Price of Eligible Grants Exchange Ratio Number of Shares Underlying Eligible Options ** Weighted Average Exercise Price Weighted Average Remaining Life (in years) $2.30 - $18.99 Not Eligible 20.9 million $11.20 2.9 $19.00 - $22.06 1.75 : 1 5.6 million $21.49 3.6 $22.07 - $25.49 3.25 : 1 9.9 million $24.86 4.3 $25.50 - $30.91 6.0 : 1 1.6 million $26.72 3.8 Greater than $30.92 8.0 : 1 0.04 million $34.45 1.3 Option Exchange Overview

Option Exchange Overview 5 Important Legal Information This communication does not constitute an offer to holders of the Company’s outstanding stock options to exchange those options. The Stock Option Exchange Program will only be commenced, if at all, if the Company’s shareholders approve the Stock Option Exchange Program. The Stock Option Exchange Program described in this communication has not yet commenced. Seagate will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) upon the commencement of the Option Exchange Program. Option holders should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Stock Option Exchange Program. Seagate shareholders and option holders will be able to obtain the written materials described above and the other documents filed by Seagate with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, shareholders and option holders may obtain free copies of the documents filed by Seagate with the SEC by directing a written request to: Seagate Technology, 920 Disc Drive, Scotts Valley, California, 95066, Attention: Investor Relations.